Exhibit 99.1

Kimco Realty Reports Third Quarter 2017 Results

Solid Operating Performance Leads Board to Approve Increase in Common Stock Dividend;

Company Adds a New Signature Series Asset with the Acquisition of Whittwood Town Center

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--October 25, 2017--Kimco Realty Corp. (NYSE:KIM) today reported results for the third quarter ended September 30, 2017.

Highlights:

  Net income available to the company’s common shareholders increased to $102.0 million during the third quarter of 2017 compared to a net loss available to the company’s common shareholders of $(55.1) million during the same period in 2016.
  Pro-rata occupancy increased to 95.8%, up 30 basis points sequentially and 70 basis points year over year.
  Leasing spreads increased 16.0%, with new leases and renewals/options up 52.0% and 8.1%, respectively.
  Same property net operating income (NOI) for the third quarter grew 3.1% over the same period in 2016.
  Completed $1.1 billion in capital market transactions: i) a $500 million unsecured bond due 2025 at 3.30%; ii) a $350 million unsecured bond due 2047 at 4.45%; and iii) $225 million of perpetual preferred stock at 5.125%.
  Board increased quarterly common stock cash dividend approximately 4% to $0.28 per share (equivalent to $1.12 per annum).
  Subsequent to the quarter, acquired Whittwood Town Center, a 783,000-square-foot, 98% occupied grocery-anchored open-air shopping center in the densely populated Los Angeles suburb of Whittier, California.

Financial Results

Net Income available to the company’s common shareholders was $102.0 million, or $0.24 per diluted share, compared to a net loss available to the company’s common shareholders of $(55.1) million, or $(0.13) per diluted share, for the third quarter of 2016. The increase was due to:

  $43.9 million of lower charges related to the early extinguishment of debt and $29.1 million* of higher gains on sales of operating properties, net of impairments in the third quarter of 2017 compared to the same period in 2016.
  $63.5 million non-cash charge for the merger of the company’s taxable REIT subsidiary (TRS) in the third quarter 2016.
  $10.0 million net cumulative foreign currency translation gain related to the company’s strategic exit from Canada, offset by a $7.0 million charge for the partial redemption of the 6.000% Series I Cumulative Redeemable Preferred Stock (Series I Preferred Stock) in the third quarter of 2017.

For the nine months ended September 30, 2017, net income available to the company’s common shareholders was $299.0 million, or $0.70 per diluted share, compared to $265.9 million, or $0.63 per diluted share, for the nine months ended September 30, 2016. The increase was due to:

  $43.9 million of lower charges associated with the early extinguishment of debt.
  $63.5 million charge for the TRS merger in 2016.
  $23.7 million cash distribution from the company’s investment in Albertsons LLC in 2017.
  $10.0 million net gain on foreign currency translation in 2017.

Offset by:

  $105.7 million* lower gains on sales of operating properties, net of impairments in 2017.
  $7.0 million charge related to the partial preferred stock redemption in 2017.

NAREIT FFO was $165.3 million, or $0.39 per diluted share, for the third quarter of 2017 compared to $76.4 million, or $0.18 per diluted share, for the third quarter of 2016. NAREIT FFO for the third quarter of 2017 included transactional income (net of transactional charges) of $3.9 million. This compares to $84.2 million of transactional charges (net of transactional income) for the third quarter 2016 of which $81.9 million was attributable to the early extinguishment of debt and the TRS Merger.

For the nine months ended September 30, 2017, NAREIT FFO was $495.4 million, or $1.17 per diluted share, compared to $392.7 million, or $0.94 per diluted share, for the same period last year. NAREIT FFO for the nine months ended September 30, 2017 included $17.6 million of transactional income (net of transactional charges). This compares to $76.3 million of transactional charges (net of transactional income) for the same period in 2016.

FFO as adjusted available to the company’s common shareholders, which excludes the effects of transactional income and charges, was $161.3 million, or $0.38 per diluted share, for the third quarter of 2017 compared to $160.6 million, or $0.38 per diluted share, during the same period in 2016. FFO as adjusted for the nine months ended September 30, 2017 was $477.8 million, or $1.13 per diluted share, compared to $469.0 million, or $1.12 per diluted share, for the same period in 2016.

A reconciliation of net income to NAREIT FFO, FFO as adjusted and same-property NOI is provided in the tables accompanying this press release.

Operating Results

  Reported pro-rata portfolio occupancy of 95.8% at the end of the third quarter, representing increases of 30 basis points sequentially and 70 basis points over the third quarter of 2016.
  Increased anchor and small shop occupancy by 90 basis points and 30 basis points, respectively, over the third quarter of 2016. At September 30, 2017, anchor and small shop occupancy were 97.9% and 89.5%, respectively.
  Expanded pro-rata leasing spreads by 16.0%, with rental rates for new leases up 52.0% and renewals/options increasing 8.1%.
  Generated a 3.1% increase in same-property NOI, which includes the impact from redevelopments, compared to the third quarter of 2016. For the nine months ended September 30, 2017, same-property NOI increased 1.7% compared to the same period in 2016.

Hurricane and Wildfire Impact:

During the third quarter, three named hurricanes occurred which impacted the company’s portfolio with varying degrees of damage. The first two, Hurricanes Harvey and Irma, resulted in minimal damage to the company’s properties located in Texas and Florida.

The third storm, Hurricane Maria, hit the island of Puerto Rico where Kimco has a total of seven properties totaling 2.2 million square feet representing approximately 3% of the company’s annual base rents. Two assets located in the southern region of the island were less impacted, while the remaining five properties in the northern region sustained varying amounts of damage. Currently, the majority of all tenants are open and operating at five of the seven properties with power being provided from both utility sources and generators.

Kimco continues to assess the impact of damage and potential loss for all seven properties. The company maintains a comprehensive property insurance policy on these properties with total coverage of up to $62.0 million, as well as business interruption insurance with coverage up to $39.3 million in the aggregate, subject to a collective deductible of $1.2 million. Kimco anticipates that all damages and any loss of operations sustained will be covered under these existing policies.

In addition, there was no impact on any of the company’s properties in California due to the recent wildfires during the third quarter of 2017.

Investment Activity

Acquisitions: As previously announced, Kimco acquired:

  Jantzen Beach Center, a 96%-occupied, 752,000-square-foot, open-air shopping center on 67 acres in Portland, Oregon for $131.8 million. Jantzen Beach is the company’s eighth property in the Portland-Vancouver-Hillsboro MSA, expanding Kimco’s concentration in a top 25 market where it also maintains a regional office.
  An 83,000-square-foot parcel adjacent to the company’s Del Monte Plaza, in Reno, Nevada for $24.1 million. The parcel is anchored by Whole Foods and Sierra Trading Post.

Also during the third quarter, Kimco acquired parcels adjacent to its Jantzen Beach, Gateway Station and Webster Square shopping centers, for a total of $26.4 million.

Subsequent to the third quarter, Kimco added to its Signature Series portfolio with the acquisition of Whittwood Town Center, a 783,000-square-foot, grocery-anchored open-air shopping center on a 54-acre infill site in the densely populated Los Angeles suburb of Whittier, California. The $123 million purchase price was funded with 1031 exchange proceeds along with the assumption of $43 million in mortgage debt.

Whittwood is 98% occupied, with anchors including Target, Vons, PetSmart, Cost Plus and 24 Hour Fitness in addition to Kohl’s, Sears and J.C. Penney, who pay substantially below-market rents, with an aggregate mark-to-market opportunity of 560%. The center is well-located along an established commercial corridor in Los Angeles County, which ranks among the world’s largest economies and is considered the entertainment, manufacturing and international trade capital of the U.S. Within a three-mile radius there is a population of 175,000 with an average household income of over $91,000, and there are approximately 900,000 residents in the primary trade area.

Whittwood’s flexible, open-air “town center” layout allows for further densification and mixed-use redevelopment – a key component of Kimco’s 2020 Vision – to create a 24/7 live, work, play environment. The acquisition of Whittwood expands the number of properties owned by Kimco in the Los Angeles market to 25, and allows the company to further leverage its regional office.

Dispositions: Third quarter dispositions totaled $62.5 million, including four wholly-owned shopping centers and a parcel, totaling 579,000 square feet.

Capital Market Activity

During the third quarter of 2017, the company completed the following transactions:

  Issued a $500 million, unsecured bond due 2025 with a coupon of 3.30% and a $350 million, unsecured bond due 2047 with a coupon of 4.45%.
  Completed a tender offer for $211 million of the $300 million in outstanding 4.30% Series E Medium-Term Notes due in 2018. As a result of this transaction, Kimco recognized a $1.8 million charge for the early extinguishment of debt. Subsequently, Kimco announced that it will redeem the remaining $89.0 million outstanding of its 4.30% Series E Medium-Term Notes due 2018 on November 1, 2017.
  Issued $225 million of 5.125% Series L cumulative redeemable preferred stock callable in August 2022. The proceeds from this transaction were used to partially redeem $225 million of the company’s $400 million 6.00% Series I cumulative redeemable preferred shares. In connection with this redemption, the company incurred a charge of approximately $7.0 million.

2017 Guidance

The company is updating its 2017 guidance as follows:

2017 Guidance (per diluted share)	Current	Previous
Net income	$0.87 - $0.89	$0.78 - $0.82
NAREIT FFO	$1.55 - $1.56	$1.53 - $1.57
FFO as adjusted *	$1.51 - $1.52	$1.50 - $1.54
*Excludes transactional income/(charges), net

A reconciliation of these forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted) is provided in the tables accompanying this press release.

The company’s pro-rata operational assumptions for 2017 are revised as follows:

2017 Operational Assumptions	Current	Previous
Transactional income/(charges), net	$17 million	$14 million
Year-end U.S. portfolio occupancy	Unchanged	95.8% - 96.2%
U.S. same property NOI	+1.50% - +2.00%	+2.00% - +3.00%
Operating property acquisitions	$340 million - $375 million Cap rates unchanged	$300 million - $400 million 5.25% to 5.75% cap rate
Operating property dispositions	$350 million - $400 million Cap rates unchanged	$300 million - $400 million 6.50% to 7.50% cap rate

Dividend Declarations

Kimco’s board of directors increased the company’s quarterly cash dividend to $0.28 per common share, payable on January 16, 2018, to shareholders of record on January 2, 2018.

The board of directors also declared quarterly dividends with respect to the company’s Class I, Class J, Class K and Class L series of cumulative redeemable preferred shares. All dividends on the preferred shares will be paid on January 16, 2018, to shareholders of record on January 2, 2018.

Conference Call

Kimco will hold its quarterly conference call on Thursday, October 26, 2017, at 10:00 a.m. EDT. The call will include a review of third quarter 2017 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 8207911).

A replay will be available through January 26, 2018, by dialing 1-877-344-7529 (Passcode: 10111601). Access to the live call and replay will also be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of September 30, 2017, the company owned interests in 507 U.S. shopping centers comprising 84 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

NAREIT FFO: A supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“NAREIT FFO”) as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect NAREIT FFO on the same basis.

The company considers NAREIT FFO an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present NAREIT FFO when reporting results. Comparison of our presentation of NAREIT FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

FFO as Adjusted: A supplemental non-GAAP measure that the company believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare the company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. FFO as adjusted is generally calculated by the Company as NAREIT FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within the company’s operating real estate portfolio.

Same-Property NOI: A supplemental non-GAAP measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The company considers same-property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods including those properties under redevelopment. It excludes properties under development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate. Same-property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the Company's properties.

Same-property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees, amortization of above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense plus the company’s proportionate share of same-property NOI from unconsolidated real estate joint ventures, calculated on the same basis. The company’s method of calculating same-property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

*Amounts shown before any impact from taxes and non-controlling interests

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	September 30,	December 31,
	2017	2016
Assets:
Operating real estate, net of accumulated depreciation
of $2,458,806 and $2,278,292, respectively	$9,771,654	$9,394,755
Investments in and advances to real estate joint ventures	509,448	504,209
Real estate under development	361,264	335,028
Other real estate investments	213,859	209,146
Mortgages and other financing receivables	22,538	23,197
Cash and cash equivalents	156,588	142,486
Marketable securities	14,044	8,101
Accounts and notes receivable, net	182,012	181,823
Other assets	470,834	431,855
Total assets	$11,702,241	$11,230,600

Liabilities:
Notes payable, net	$4,700,423	$3,927,251
Mortgages payable, net	850,848	1,139,117
Dividends payable	123,270	124,517
Other liabilities	603,417	549,888
Total liabilities	6,277,958	5,740,773
Redeemable noncontrolling interests	16,139	86,953

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 6,017,400 and 6,029,100 shares, respectively,
32,000 shares issued and outstanding (in series)
Aggregate liquidation preference $800,000	32	32
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 425,633,409 and 425,034,113 shares, respectively	4,256	4,250
Paid-in capital	5,926,392	5,922,958
Cumulative distributions in excess of net income	(715,621)	(676,867)
Accumulated other comprehensive income	(1,727)	5,766
Total stockholders' equity	5,213,332	5,256,139
Noncontrolling interests	194,812	146,735
Total equity	5,408,144	5,402,874
Total liabilities and equity	$11,702,241	$11,230,600

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Revenues
Revenues from rental properties	$290,919		$279,286		$873,153		$859,492
Management and other fee income	3,926		5,790		12,456		14,274
Total revenues	294,845		285,076		885,609		873,766
Operating expenses
Rent	2,764		2,728		8,312		8,274
Real estate taxes	38,363		37,703		115,379		107,966
Operating and maintenance	33,197		32,590		102,862		100,366
General and administrative	28,588		27,983		86,395		89,840
Provision for doubtful accounts	701		1,092		4,201		5,752
Impairment charges	2,944		10,073		34,280		68,126
Depreciation and amortization	88,443		96,827		275,787		264,436
Total operating expenses	195,000		208,996		627,216		644,760

Operating income	99,845		76,080		258,393		229,006

Other income/(expense)
Other income, net	1,101		4,358		3,813		3,176
Interest expense	(47,258)		(46,552)		(139,830)		(149,482)
Early extinguishment of debt charges	(1,753)		(45,674)		(1,753)		(45,674)
Income/ (loss) from continuing operations before income taxes, net, equity in income of joint ventures, net, gain on change in control of interests and
equity in income from other real estate investments, net	51,935		(11,788)		120,623		37,026

Benefit/(provision) for income taxes, net	697		(61,426)		2,224		(73,292)
Equity in income of joint ventures, net	9,142		11,537		37,044		190,155
Gain on change in control of interests	-		6,584		71,160		53,096
Equity in income of other real estate investments, net	19,909		3,774		61,952		22,532

Income/ (loss) from continuing operations	81,683		(51,319)		293,003		229,517

Gain on sale of operating properties, net of tax	40,533		9,771		62,102		75,935

Net income/ (loss)	122,216		(41,548)		355,105		305,452
Net income attributable to noncontrolling interests	(1,186)		(1,997)		(13,926)		(4,875)
Net income/ (loss) attributable to the Company	121,030		(43,545)		341,179		300,577
Preferred stock redemption charge	(7,014)		-		(7,014)		-
Preferred stock dividends	(12,059)		(11,555)		(35,169)		(34,665)
Net income/ (loss) available to the Company's common shareholders	$101,957		$(55,100)		$298,996		$265,912

Per common share:
Net income/(loss) available to the Company: (2)
Basic	$0.24		$(0.13)		$0.70		$0.63
Diluted	$0.24	(1)	$(0.13)	(1)	$0.70	(1)	$0.63	(1)
Weighted average shares:
Basic	423,688		420,073		423,574		416,829
Diluted	424,311		420,073		424,193		418,234

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(2) Adjusted for earnings attributable from participating securities of ($526) and ($502) for the three months ended September 30, 2017 and 2016, and ($1,596) and ($1,493) for the nine months ended September 30, 2017 and 2016, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO and FFO as Adjusted Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Net income/ (loss) available to the Company's common shareholders	$101,957		$(55,100)		$298,996		$265,912
Gain on disposition of operating property	(40,533)		(9,773)		(61,394)		(81,874)
Gain on disposition of joint venture operating properties and change in control of interests	-		(9,852)		(72,185)		(202,939)
Depreciation and amortization - real estate related	87,262		94,814		272,232		257,839
Depreciation and amortization - real estate jv's	9,562		10,719		29,413		35,621
Impairments of operating properties	8,651		16,857		32,294		77,803
Provision/ (benefit) for income taxes (2)	-		29,005		(39)		40,797
Noncontrolling interests (2)	(1,613)		(264)		(3,895)		(427)
Funds from operations available to the Company's common shareholders	165,286		76,406		495,422		392,732
Transactional (income)/ expense, net	(3,947)		84,202		(17,578)		76,254
Funds from operations available to the Company's common shareholders as adjusted	$161,339		$160,608		$477,844		$468,986

Weighted average shares outstanding for FFO calculations:
Basic	423,688		420,073		423,574		416,829
Units	973		-		854		821
Dilutive effect of equity awards	513		1,442		556		1,405
Diluted	425,174	(1)	421,515	(1)	424,984	(1)	419,055	(1)

FFO per common share - basic	$0.39		$0.18		$1.17		$0.94
FFO per common share - diluted	$0.39	(1)	$0.18	(1)	$1.17	(1)	$0.94	(1)
FFO as adjusted per common share - diluted	$0.38	(1)	$0.38	(1)	$1.13	(1)	$1.12	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations available to the Company's common shareholders would be increased by $268 for the three months ended September 30, 2017, and $688 and $621 for the nine months ended September 30, 2017 and 2016, respectively.
(2) Related to gains, impairments and depreciation on operating properties, where applicable.

Funds from operations is a supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as net income/(loss) available to the company's common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis.

Reconciliation of Net Income/ (Loss) Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income/ (loss) available to the Company's common shareholders	$101,957	$(55,100)	$298,996	$265,912
Adjustments:
Management and other fee income	(3,926)	(5,790)	(12,456)	(14,274)
General and administrative	28,588	27,983	86,395	89,840
Impairment charges	2,944	10,073	34,280	68,126
Depreciation and amortization	88,443	96,827	275,787	264,436
Interest and other expense, net	47,910	87,868	137,770	191,980
(Benefit)/provision for income taxes, net	(697)	61,426	(2,224)	73,292
Gain on change in control of interests	-	(6,584)	(71,160)	(53,096)
Equity in income of other real estate investments, net	(19,909)	(3,774)	(61,952)	(22,532)
Gain on sale of operating properties, net of tax	(40,533)	(9,771)	(62,102)	(75,935)
Net income attributable to noncontrolling interests	1,186	1,997	13,926	4,875
Preferred stock redemption charge	7,014	-	7,014	-
Preferred stock dividends	12,059	11,555	35,169	34,665
Non same property net operating income	(13,166)	(12,834)	(45,577)	(74,466)
Non-operational expense/ (income) from joint ventures, net	24,580	25,531	63,611	(67,037)
Same Property NOI	$236,450	$229,407	$697,477	$685,786

Same Property NOI is a supplemental non-GAAP financial measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Same Property NOI is considered by management to be important performance measure of Kimco's operations, and management believes that this measure is frequently used by securities analysts and investors as a measure of Kimco's operating performance as this measure includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and exclude properties under development and pending stabilization. As such, Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of Kimco's properties.

Same Property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees and above/below market rents) less charges for bad debt, less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following their inclusion in operating real estate. Kimco’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Projected Range
	Full Year 2017
	Low	High

Projected diluted net income available to common shareholder	$0.87	$0.89
per common share

Projected depreciation & amortization	0.84	0.86

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.09	0.10

Gain on disposition of operating properties	(0.15)	(0.17)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests, and change in control of interests	(0.17)	(0.18)

Impairments of operating properties	0.08	0.08

Provision/(benefit) for income taxes	-	-

Noncontrolling interests	(0.01)	(0.02)

Projected FFO per diluted common share	$1.55	$1.56

Transactional charges, net	(0.04)	(0.04)

Projected FFO, as adjusted per diluted common share	$1.51	$1.52

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
Senior Vice President, Investor Relations and Strategy
dbujnicki@kimcorealty.com